Exhibit 5.1

Jodie Bourdet

+1 415 693 2054

jbourdet@cooley.com

July 18, 2022

CS Disco, Inc.

111 Congress Avenue

Suite 900

Austin, TX 78704

Ladies and Gentlemen:

We have acted as counsel to CS Disco, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,366,966 shares (the “Shares”) of the Company’s common stock, par value $0.005 per share (the “Common Stock”) pursuant to the terms of that certain Performance Non-Qualified Stock Option Award Agreement between the Company and Mr. Kiwi Camara (the “Award Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Award Agreement and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued against payment therefor in accordance with the Award Agreement, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Cooley LLP 3 Embarcadero Center 20th Floor, San Francisco, CA 94111-4004

t: (415) 693-2000 f: (415) 693-2222 cooley.com

CS Disco, Inc.

July 18, 2022

Page Two

Sincerely,

Cooley LLP

By:	/s/ Jodie Bourdet
Jodie Bourdet

Cooley LLP 3 Embarcadero Center 20th Floor, San Francisco, CA 94111-4004

t: (415) 693-2000 f: (415) 693-2222 cooley.com